EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 5, 2007, accompanying the consolidated financial statements and schedule included in the Form 10-K for the year ended June 30, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of SPACEHAB, Incorporated on Forms S-8 (File No. 333-36779, effective November 3, 1997, File No. 333-43159, effective December 24, 1997, and File No. 333-43181, effective December 24, 1997) and Form S-4 (File No. No. 333-126772, effective September 6, 2005).

/s/ PMB Helin Donovan, LLP

Houston, Texas
September 21, 2007